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                                  EXHIBIT 99
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                         SUSQUEHANNA BANCSHARES, INC.
                             26 NORTH CEDAR STREET
                             LITITZ, PA 17543-7000
                                (717) 626-4721


FOR IMMEDIATE RELEASE:                                             July 31, 1997
Lititz, Pennsylvania


                         SUSQUEHANNA BANCSHARES, INC.
                      A MULTI-STATE BANK HOLDING COMPANY,
         ANNOUNCES THE ACQUISITION OF FOUNDERS' BANK OF BRYN MAWR, PA


     Susquehanna Bancshares, Inc., Lititz, Pennsylvania (Susquehanna) (NASDAQ:
SUSQ) announced today that it completed the acquisition of Founders' Bank of Bryn Mawr, Pennsylvania, (Founders'). With the addition of Founders', Susquehanna has consolidated assets of approximately $3.5 billion through banking interests in the states of Pennsylvania, Maryland, and New Jersey.

     The acquisition of Founders' was completed as of 12:01 A.M., July 31, 1997, through the exchange of 560,409 shares of Susquehanna common stock for all of the outstanding capital stock of Founders. Founders' shareholders will receive
 .566 shares of Susquehanna common stock for each share of Founders' stock that they held as of the close of business on July 30, 1997. Founders will join Farmers National Bank, Mullica Hill, New Jersey, and Equity National Bank, Marlton, New Jersey, as a subsidiary of Susquehanna Bancshares East, Inc., a wholly owned subsidiary of Susquehanna created for the purpose of supervising the Susquehanna banks serving the Eastern Pennsylvania, Southern New Jersey and Northern Delaware markets.

     This transaction represents Susquehanna's initial entry into Chester, Delaware and Montgomery Counties, Pennsylvania. Susquehanna now owns five commercial banks and a leasing company in Pennsylvania with $1.8 billion in assets, a commercial bank and a federal savings bank in Maryland with $1.4 billion in assets and two commercial banks in New Jersey with $300 million in assets.

     Susquehanna is a multi-bank financial holding company and parent of Citizens National Bank of Southern Pennsylvania, Greencastle, Pa.; Farmers & Merchants Bank and Trust, Hagerstown, Md.; Farmers First Bank, Lititz, Pa.; First National Trust Bank, Sunbury, Pa.; Williamsport National Bank, Williamsport, Pa.; Susque-Bancshares Leasing Co., Inc., Lititz, Pa.; Susque-Bancshares Life Insurance Company, Lititz, Pa.; Susquehanna Bancshares South,
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Inc., parent of Susquehanna Bank, Towson, Md.; and Susquehanna Bancshares East,
Inc., parent of Equity National Bank, Marlton, New Jersey; Farmers National Bank, Mullica Hill, New Jersey and Founders' Bank of Bryn Mawr, Pennsylvania. Its common stock is listed on the Nasdaq National Bank System under the symbol SUSQ. Susquehanna member banks now have 118 community banking offices throughout central Pennsylvania, Maryland, and Southern New Jersey. Investor information may be requested on our web-site at http://www.susqbanc.com.

For Further Information Contact:        Robert S. Bolinger, President & CEO
                                        SUSQUEHANNA BANCSHARES, INC.